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As filed with the Securities and Exchange Commission on February 20, 2014

Registration No. 333-192953

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Sundance Energy Australia Limited
(Exact name of registrant as specified in its charter)

Australia	1311	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
633 17th Street, Suite 1950 Denver, CO 80202 Tel: (303) 543-5700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Eric P. McCrady
Sundance Energy, Inc.
Chief Executive Officer
633 17th Street, Suite 1950
Denver, CO 80202
Tel: (303) 543-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew S. Reilly Baker & McKenzie 50 Bridge Street, Level 27 Sydney, NSW 2000, Australia Tel: +61 2 9225 0200 Fax: +61 9225 1595	William D. Davis II Baker & McKenzie LLP 700 Louisiana, Suite 3000 Houston, TX 77002 Tel: (713) 427-5000 Fax: (713) 427-5099	Kirk Tucker Mayer Brown LLP 700 Louisiana, Suite 3400 Houston, TX 77002 Tel: (713) 238-3000 Fax: (713) 238-4603	David S. Bakst Mayer Brown LLP 1675 Broadway New York, NY 10019 Tel: (212) 506-2500 Fax: (212) 262-1910

          Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount of Shares to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)

Ordinary shares, no par value	178,250,000	$0.925	$164,881,250	$21,236.71

(1)
American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-193044). Each ADS represents 20 ordinary shares.

(2)
Includes (i) all ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public, and (ii) additional ordinary shares represented by ADSs that are issuable upon the exercise of the underwriters' option to purchase additional shares to cover over-allotments, if any.

(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(4)
$22,540 was previously paid.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

          Sundance Energy Australia Limited is filing this Amendment No. 4 (this "Amendment") to its Registration Statement on Form F-1, as amended (Registration No. 333-192953) (the "Registration Statement"), solely to file Exhibit 1.1 and to amend and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. No changes have been made to Part I or Part II of the Registration Statement other than the explanatory note as well as revised versions of the cover page and Item 8(a) of Part II of the Registration Statement. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

          Australian law.    Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

  •
  a liability owed to the company or a related body corporate of the company;

  •
  a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 1317H, 1317HA or 1317HB of the Australian Corporations Act 2001;

  •
  a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or

  •
  legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

  •
  in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

  •
  in defending or resisting criminal proceedings in which the officer or director is found guilty;

  •
  in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or

  •
  in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

          Constitution.    Our Constitution provides, except to the extent prohibited by the law and the Corporations Act, for the indemnification of every person who is or has been an officer or a director of the company against liability (other than legal costs that are unreasonable) incurred by that person as an officer or director. This includes any liability incurred by that person in their capacity as an officer or director of a subsidiary of the company where the company requested that person to accept that appointment.

          Indemnification Agreements.    Pursuant to Deeds of Access, Insurance and Indemnity, the form of which is filed as Exhibit 10.5 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

          SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          Pursuant to the underwriting agreement for this offering, the form of which is filed as Exhibit 1.1 to this registration statement, the underwriters will agree to indemnify our directors and officers and persons controlling us, within the meaning of the Securities Act, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 7.    Recent Sales of Unregistered Securities

          Since January 1, 2010, we have issued and sold to third parties the securities listed below without registering the securities under the Securities Act of 1933, as amended (the "Securities Act"). None of these transactions involved any public offering. All our securities were sold through private placement either (i) outside the United States or (ii) in the United States to a limited number of investors in transactions not involving any public offering. As discussed below, we believe that each issuance of these securities was exempt from, or not subject to, registration under the Securities Act.

            1.       On July 5, 2013, we issued 1,517,454 ordinary shares to our shareholders resident in Australia and New Zealand pursuant to a share purchase plan. Consideration per share was A$0.86. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

            2.       On June 6, 2013, we issued 55,984,884 ordinary shares. Canaccord Genuity (Australia) Limited and Euroz Securities Limited acted as lead managers and Canaccord's U.S. broker-dealer affiliate acted as placement agent in the United States. Consideration per share was A$0.86. This issuance was exempt from registration under the Securities Act in reliance on Regulation S and Rule 144A.

            3.       On March 8, 2013, we issued 122,669,678 ordinary shares to shareholders of Texon Petroleum Limited, an Australian corporation, as consideration for our merger with Texon through an Australian court-approved "scheme of arrangement." Consideration per share was 2 ordinary shares of Texon. This issuance was exempt from registration under the Securities Act in reliance on Section 3(a)(10) of the Securities Act and Regulation S.

            4.       On November 24, 2010, we issued 34,201,250 ordinary shares to institutional investors in Australia and elsewhere outside the United States. Euroz Securities Limited acted as lead manager. Consideration per share was A$0.51. This issuance was exempt from registration under the Securities Act in reliance on Regulation S.

          Since January 1, 2010, we have granted options to employees, directors and consultants under our incentive compensation program covering an aggregate of 10,610,000 ordinary shares, with exercise prices ranging from $0.20 to $1.40 per share. As of December 31, 2013, 4,780,556 of these options have been exercised, while 777,778 of these options have been forfeited and cancelled without being exercised. In addition, since January 1, 2010 we have issued 2,692,057 restricted share units to employees and directors under our incentive compensation program. These restricted share units may be settled in cash or share at the discretion of our board. As of December 31, 2013, 414,321 of these restricted share units had been forfeited and cancelled. We believe that the issuance of these securities were exempt from registration under the Securities Act in reliance upon Regulation S or Rule 701 of the Securities Act as transactions pursuant to written compensatory plans or pursuant to a written contract relating to compensation. No underwriters were employed in connection with the foregoing option grants and restricted share unit awards.

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

    See Exhibit Index beginning on page II-6 of this registration statement.

  (b)
  Financial Statement Schedules

          Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

          The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on February 20, 2014.

Sundance Energy Australia Limited
By:	/s/ ERIC P. MCCRADY
	Name:	Eric P. McCrady
	Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Name: Michael D. Hannell		Chairman	February 20, 2014
/s/ ERIC P. MCCRADY Name: Eric P. McCrady		Chief Executive Officer and Director (principal executive officer)	February 20, 2014
* Name: Cathy L. Anderson		Chief Financial Officer (principal financial officer and principal accounting officer)	February 20, 2014
* Name: Damien A. Hannes		Director	February 20, 2014
* Name: Neville W. Martin		Director	February 20, 2014
* Name: H. Weldon Holcombe		Director	February 20, 2014
*By	/s/ ERIC P. MCCRADY Eric P. McCrady Attorney-in-Fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

          Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Sundance Energy Australia Limited, has signed this registration statement or amendment thereto in Denver, Colorado, on February 20, 2014.

Authorized U.S. Representative
Sundance Energy, Inc.
By:	/s/ ERIC P. MCCRADY
	Name:	Eric P. McCrady
	Title:	Chief Executive Officer

 EXHIBIT INDEX

Exhibits		Description
1.1		Form of Underwriting Agreement
3.1	*	Constitution of Sundance Energy Australia Limited
4.1	*	Form of Deposit Agreement between Sundance Energy Australia Limited and The Bank of New York Mellon, as depositary, and Owners and Holders of the American Depositary Shares
4.2	*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.1)
5.1	*	Opinion of Baker & McKenzie regarding the validity of the ordinary shares being issued
8.1	*	Opinion of Baker & McKenzie LLP regarding material U.S. tax matters
8.2	*	Opinion of Baker & McKenzie regarding material Australian tax matters
10.1	*	Credit Agreement, dated December 28, 2012, by and among Sundance Energy, Inc., Wells Fargo Bank, N.A., as administrative agent, swing line lender, and LC issuer, and the lender parties thereto
10.2	*	Amended and Restated Guaranty, dated as of December 28, 2012, by Sundance Energy Australia Limited in favor of Wells Fargo Bank, N.A., as administrative agent
10.3	*	Stock Pledge Agreement, dated as of December 28, 2012, by Sundance Energy Australia Limited in favor of Wells Fargo Bank, N.A., as administrative agent
10.4	*	Second-Lien Credit Agreement, dated as of August 30, 2013, by and among Sundance Energy, Inc., Wells Fargo Energy Capital, Inc., as administrative agent, and the lender parties thereto
10.5	*	Second-Lien Security Agreement, dated as of August 30, 2013, by Sundance Energy, Inc. and the other guarantor parties thereto, in favor of Wells Fargo Energy Capital, Inc., as administrative agent
10.6	*	Second-Lien Stock Pledge Agreement, dated as of August 30, 2013, by Sundance Energy Australia Limited in favor of Wells Fargo Energy Capital, Inc., as administrative agent
10.7	*	Second-Lien Guaranty, dated as of August 30, 2013, by the subsidiaries of Sundance Energy, Inc. in favor of Wells Fargo Energy Capital, Inc., as administrative agent
10.8	*	Second-Lien Guaranty, dated as of August 30, 2013, by Sundance Energy Australia Limited in favor of Wells Fargo Energy Capital, Inc., as administrative agent
10.9	*	Form of Deed of Access, Insurance and Indemnity for Directors and Officers
10.10	*	Employment Agreement, dated May 18, 2011, by and between Sundance Energy Inc. and Eric P. McCrady
16.1	*	Letter from Grant Thornton South Australia Partnership regarding change in certifying accountant
16.2	*	Letter from Grant Thornton LLP (U.S.)
21.1	*	List of significant subsidiaries of Sundance Energy Australia Limited
23.1	*	Consent of Baker & McKenzie (see Exhibit 5.1)
23.2	*	Consent of Baker & McKenzie LLP (see Exhibit 8.1)
23.3	*	Consent of Baker & McKenzie (see Exhibit 8.2)

Exhibits		Description
23.4	*	Consent of Ernst & Young
23.5	*	Consent of Grant Thornton LLP
23.6	*	Consent of KPMG
23.7	*	Consent of Netherland, Sewell & Associates, Inc.
24.1	*	Power of Attorney (contained on the signature page to this registration statement)
99.1	*	Report of Netherland, Sewell & Associates, Inc. regarding the registrant's estimated proved reserves as of June 30, 2011 dated December 5, 2013
99.2	*	Report of Netherland, Sewell & Associates, Inc. regarding the registrant's estimated proved reserves as of June 30, 2012 dated December 9, 2013
99.3	*	Report of Netherland, Sewell & Associates, Inc. regarding the registrant's estimated proved reserves as of December 31, 2012 dated December 3, 2013
99.4	*	Report of Netherland, Sewell & Associates, Inc. regarding the registrant's estimated proved reserves as of June 30, 2013 dated December 2, 2013

*
Previously filed

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CALCULATION OF REGISTRATION FEE
EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers
  Item 7. Recent Sales of Unregistered Securities
  Item 8. Exhibits and Financial Statement Schedules
  Item 9. Undertakings
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
EXHIBIT INDEX